Exhibit 10.1

INDEMNITY AGREEMENT

This Agreement is made as of April 27, 2023, by and between Ducommun Incorporated, a Delaware corporation (the “Corporation”), and Suman Mookerji (“Mookerji”), with reference to the following facts:

Mookerji has been elected a Senior Vice President, Chief Financial Officer of the Corporation and the Corporation wishes Mookerji to serve in such capacity. Mookerji is willing, under certain circumstances, to act in such capacity.

In addition to the indemnification to which Mookerji is entitled pursuant to the bylaws of the Corporation, the Corporation has, in the past, furnished at its expense directors and officers liability insurance protecting them in connection with such service. Effective November 27, 1985, such insurance was canceled and reinstated at significantly lower limits. The Corporation has not been able to replace such insurance at a reasonable cost.

Mookerji has indicated that he does not regard the indemnities available under the Corporation’s bylaws and the insurance remaining in effect as adequate to protect him against the risks associated with his service to the Corporation. Mookerji may not be willing to accept the office of Vice President, Chief Financial Officer in the absence of obtaining insurance such as they enjoyed in the past by officers.

In order to induce Mookerji to serve as Senior Vice President, Chief Financial Officer of the Corporation and in consideration of his continued service, the Corporation hereby agrees to indemnify Mookerji as follows:

1. The Corporation will pay on behalf of Mookerji, and his executors, administrators, or assigns, any amount which he is or becomes legally obligated to pay because of any claim or claims made against him because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in her capacity as an officer of the Corporation. The payments which the Corporation will be obligated to make hereunder shall include, inter alia, damages, judgments, settlements and costs, cost of investigation (excluding salaries of officers or employees of the Corporation) and costs of defense of legal actions, claims or proceedings and appeals therefrom, and costs of attachment or similar bonds; provided however, that the Corporation shall not be obligated to pay fines or other obligations or fees imposed by law or otherwise which it is prohibited by applicable law from paying as indemnity or for any other reason.

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2. If a claim under this Agreement is not paid by the Corporation, or on its behalf, within ninety days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.

3. In the event of payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Mookerji, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

4. The Corporation shall not be liable under this Agreement to make any payment in connection with any claim made against Mookerji:

(a) for which payment is actually made to Mookerji under a valid and collectible insurance policy, except in respect of any excess beyond the amount of payment under such insurance;

(b) for which Mookerji is entitled to indemnity and/or payment by reason of having given notice to any circumstance which might give rise to a claim under any policy of insurance, the terms of which have expired prior to the effective date of this Agreement;

(c) for which Mookerji is indemnified by the Corporation otherwise than pursuant to this Agreement;

(d) based upon or attributable to Mookerji gaining in fact any personal profit or advantage to which he was not legally entitled;

(e) for an accounting of profits made from the purchase or sale by Mookerji of securities of the Corporation within the meaning of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law or common law; or

(f) brought about or contributed to by the dishonesty of Mookerji seeking payment hereunder; however, notwithstanding the foregoing, Mookerji shall be protected under this Agreement as to any claims upon which suit may be brought against him by reason of any alleged dishonesty on his part, unless a judgment or other final adjudication thereof adverse to Mookerji shall establish that he committed (i) acts of active and deliberate dishonesty, (ii) with actual dishonest purpose and intent, and (iii) which acts were material to the cause of action so adjudicated.

5. The maximum aggregate amount of indemnity payable by the Corporation hereunder to Mookerji is $45,000,000.

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6. No costs, charges or expenses for which indemnity shall be sought hereunder shall be incurred without the Corporation’s consent, which consent shall not be unreasonably withheld.

7. Mookerji, as a condition precedent to his right to be indemnified under this Agreement, shall give to the Corporation notice in writing as soon as practicable of any claim made against him for which indemnity will or could be sought under this Agreement. Notice to the Corporation shall be directed to 200 Sandpointe Avenue, Suite 700, Santa Ana, California 92707, Attention: President (or such other address as the Corporation shall designate in writing to Mookerji) notice shall be deemed received if sent by prepaid mail properly addressed, the date of such notice being the date postmarked. In addition, Mookerji shall give the Corporation such information and cooperation as it may reasonably require and as shall be within Mookerji’s power.

8. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument.

9. Nothing here shall be deemed to diminish or otherwise restrict Mookerji’s right to indemnification under any provision of the certificate of incorporation or bylaws of the Corporation or under Delaware law.

10. This Agreement shall be governed by and construed in accordance with Delaware Law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.

DUCOMMUN INCORPORATED

By:	/s/ Stephen G. Oswald

/s/ Suman Mookerji
Suman Mookerji

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